Exhibit 99.1

FOR IMMEDIATE RELEASE

Omnicom Group Reports Second Quarter and Year-to-Date 2016 Results

NEW YORK, JULY 14, 2016 - Omnicom Group Inc. (NYSE: OMC) today announced that its diluted net income per common share for the second quarter of 2016 increased ten cents, or 7.9%, to $1.36 per share versus $1.26 per share for the second quarter of 2015.

Omnicom’s worldwide revenue in the second quarter of 2016 increased 2.1% to $3,884.9 million from $3,805.3 million in the second quarter of 2015. The components of the change in revenue included an increase in revenue from organic growth of 3.4%, an increase in revenue from acquisitions, net of dispositions of 0.3% and a decrease in revenue from the negative impact of foreign exchange rates of 1.6% when compared to the second quarter of 2015.

Across our regional markets, organic revenue growth in the second quarter of 2016 was 3.2% in North America, 3.3% in the United Kingdom, 4.3% in the Euro Markets and Other Europe, 4.5% in Asia Pacific and 1.7% in Latin America, while organic revenue declined by 1.2% in the Middle East and Africa when compared to the same quarter of 2015.

The change in organic revenue in the second quarter of 2016 as compared to the second quarter of 2015 in our four fundamental disciplines was as follows: advertising increased 7.7%, public relations increased 0.1% and specialty communications increased 4.4%, while CRM decreased 2.7%.

Operating income in the second quarter of 2016 increased $23.2 million, or 4.3%, to $561.8 million from $538.6 million in the second quarter of 2015. Our operating margin for the second quarter of 2016 increased to 14.5% versus 14.2% for the second quarter of 2015.

For the second quarter of 2016, earnings before interest, taxes and amortization of intangibles (“EBITA”) increased $24.6 million, or 4.3%, to $590.3 million from $565.7 million in the second quarter of 2015. Our EBITA margin (defined as EBITA divided by revenue) increased to 15.2% for the second quarter of 2016 versus 14.9% in the second quarter of 2015.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

For the second quarter of 2016, our income tax rate was 32.5% compared to 32.8% for the second quarter of 2015.

Net income for the second quarter of 2016 increased $12.2 million, or 3.9%, to $326.1 million from $313.9 million in the second quarter of 2015.

Year-to-date

Diluted net income per common share for the first six months of 2016 increased sixteen cents, or 7.7%, to $2.25 per share compared to $2.09 per share for the first six months of 2015.

Worldwide revenue for the six months ended June 30, 2016 increased 1.5% to $7,384.0 million from $7,274.5 million in the same period in 2015. The components of the change in revenue included an increase in revenue from organic growth of 3.6%, an increase in revenue from acquisitions, net of dispositions of 0.1% and a decrease in revenue from the negative impact of foreign exchange rates of 2.2% when compared to the first six months of 2015.

Across our regional markets for the six months ended June 30, 2016, organic revenue growth was 3.8% in North America, 2.8% in the United Kingdom, 3.7% in the Euro Markets and Other Europe, 4.8% in Asia Pacific and 0.2% in the Middle East and Africa, while organic revenue declined by 3.1% in Latin America when compared to the same period of 2015.

The change in organic revenue in the first six months of 2016 compared to the same period in 2015 in our four fundamental disciplines was as follows: advertising increased 7.8% and specialty communications increased 3.3%, while CRM decreased 1.7% and public relations decreased 0.4%.

Operating income for the six months ended June 30, 2016 increased $37.6 million, or 4.1%, to $953.9 million compared to $916.3 million for the same period in 2015. Our operating margin for the first six months of 2016 increased to 12.9% versus 12.6% for the first six months of 2015.

Omnicom Group Inc.

Omnicom’s EBITA for the six months ended June 30, 2016 increased 4.1%, or $39.9 million, to $1,010.7 million from $970.8 million for the same period in 2015. Our EBITA margin for the first six months of 2016 increased to 13.7% versus 13.3% in the first six months of 2015.

For the six months ended June 30, 2016, our income tax rate was 32.6% compared to 32.8% for the same period in 2015.

Net income for the six months ended June 30, 2016 increased $21.5 million, or 4.1%, to $544.5 million from $523.0 million versus the same period in 2015.

Non-GAAP Financial Measures

In describing Omnicom’s performance above, certain non-GAAP financial measures were used. We use EBITA (defined as earnings before interest, taxes and amortization of intangibles) and EBITA margin (defined as EBITA divided by total revenue) as additional operating performance measures, which excludes the non-cash amortization expense of intangible assets (primarily consisting of amortization arising from acquisitions), because we believe it is a useful measure for investors to evaluate the performance of our businesses. The financial tables at the end of this document reconcile EBITA to the GAAP financial measure of net income for the periods presented.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Follow us on Twitter for the latest news.

Omnicom Group Inc.

For a live webcast or a replay of our second quarter earnings conference call, go to http://investor.omnicomgroup.com/investor-relations/news-events-and-filings.

Contacts
Investor Relations:	Media:
Shub Mukherjee, 212-415-3011	Joanne Trout, 212-415-3669
shub.mukherjee@omnicomgroup.com	joanne.trout@omnicomgroup.com

Omnicom Group Inc.

Consolidated Statements of Income

Three Months Ended June 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2016	2015

Revenue	$3,884.9	$3,805.3
Operating Expenses:
Salary and service costs	2,824.6	2,762.9
Occupancy and other costs	314.6	321.0
Costs of services	3,139.2	3,083.9
Selling, general and administrative expenses	110.9	110.1
Depreciation and amortization	73.0	72.7
Total operating expenses	3,323.1	3,266.7
Operating Income	561.8	538.6
Add back: Amortization of intangibles	28.5	27.1
EBITA (a)	590.3	565.7
Amortization of intangibles	28.5	27.1
Operating Income	561.8	538.6
Net Interest Expense	44.8	34.6
Income before income taxes	517.0	504.0
Income tax expense	167.9	165.3
Income from equity method investments	2.8	4.0
Net income	351.9	342.7
Less: Net income allocated to noncontrolling interests	25.8	28.8
Net income - Omnicom Group Inc.	326.1	313.9
Less: Net income allocated to participating securities	2.0	3.9
Net income available for common shares	$324.1	$310.0

Net income per common share - Omnicom Group Inc.
Basic	$1.36	$1.27
Diluted	$1.36	$1.26

Weighted average shares (in millions)
Basic	237.7	244.5
Diluted	239.0	245.7

Dividend declared per common share	$0.55	$0.50

(a)	EBITA (defined as earnings before interest, taxes and amortization of intangibles) is a non-GAAP financial measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of intangible assets (primarily consisting of amortization arising from acquisitions), because we believe it is a useful measure for investors to evaluate the performance of our businesses. The above table reconciles EBITA to the GAAP financial measures for the periods presented. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Consolidated Statements of Income

Six Months Ended June 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2016	2015

Revenue	$7,384.0	$7,274.5
Operating expenses:
Salary and service costs	5,449.2	5,360.0
Occupancy and other expenses	614.7	639.0
Cost of services	6,063.9	5,999.0
Selling, general and administrative expenses	219.0	212.2
Depreciation and amortization	147.2	147.0
Total operating expenses	6,430.1	6,358.2
Operating Income	953.9	916.3
Add back: Amortization of intangibles	56.8	54.5
EBITA (a)	1,010.7	970.8
Amortization of intangibles	56.8	54.5
Operating Income	953.9	916.3
Net Interest Expense	84.9	68.8
Income before income taxes	869.0	847.5
Income tax expense	283.4	278.0
Income from equity method investments	2.6	3.0
Net income	588.2	572.5
Less: Net income allocated to noncontrolling interests	43.7	49.5
Net income - Omnicom Group Inc.	544.5	523.0
Less: Net income allocated to participating securities	3.6	6.7
Net income available for common shares	$540.9	$516.3

Net income per common share - Omnicom Group Inc.
Basic	$2.26	$2.10
Diluted	$2.25	$2.09

Weighted average shares (in millions)
Basic	238.9	245.5
Diluted	240.1	246.6

Dividend declared per common share	$1.05	$1.00

(a)	EBITA (defined as earnings before interest, taxes and amortization of intangibles) is a non-GAAP financial measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of intangible assets (primarily consisting of amortization arising from acquisitions), because we believe it is a useful measure for investors to evaluate the performance of our businesses. The above table reconciles EBITA to the GAAP financial measures for the periods presented. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.